  As filed with the Securities and Exchange Commission on September 11, 1998


                                            Registration Statement No. 333-61799

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           -------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1
                                  FORM S-3/A
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                            BOSTON PROPERTIES, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                                             04-2473675
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                              8 Arlington Street
                          Boston, Massachusetts 02116
                                (617) 859-2600
    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                        -------------------------------

                        Mortimer B. Zuckerman, Chairman
                          Edward H. Linde, President
                          and Chief Executive Officer
                            BOSTON PROPERTIES, INC.
                              8 Arlington Street
                          Boston, Massachusetts 02116
                                (617) 859-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                            GILBERT G. MENNA, P.C.
                           EDWARD M. SCHULMAN, ESQ.
                          Goodwin, Procter & Hoar LLP
                                Exchange Place
                          Boston, Massachusetts 02109
                                (617) 570-1000

                         -----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 11, 1998


                               4,669,260 Shares


                            BOSTON PROPERTIES, INC.


                                 Common Stock
                          (par value $.01 per share)


                              __________________


        This Prospectus relates to the possible offer and sale from time to time of (i) up to 1,675,846 shares of common stock, par value $.01 per share ("Common Stock"), of Boston Properties Inc. (the "Company") by a holder thereof (the "Current Holder"), and (ii) up to 2,993,414 shares of Common Stock by a holder thereof (the "Unitholder" and, collectively with the Current Holder, the "Selling Stockholders"), if and to the extent that the Company elects to issue such shares to the Unitholder to acquire common units of limited partnership interests ("Units") in Boston Properties Limited Partnership, a Delaware limited partnership, of which the Company is the sole general partner (the "Operating Partnership"). Under the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 29, 1998 as amended (the "Operating Partnership Agreement"), holders of Units have the right to require the Operating Partnership to redeem their Units for cash, subject to certain restrictions. However, in lieu of a cash redemption of Units, Boston Properties, Inc. may elect to acquire any Units presented for redemption for an equivalent number of shares of Common Stock. The registration of the shares of Common Stock offered hereby (the "Shares") does not necessarily mean that (i) the Current Holder will sell any or all of its Shares nor (ii) the Shares will be issued by the Company in satisfaction of the Unitholder's redemption rights or that, if issued by the Company, any of the Shares will be offered or sold by the Unitholder. See "Plan of Distribution" and "Selling Stockholders." Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents, dealers or underwriters.

        The aggregate proceeds to the Selling Stockholders from the sale of the shares of Common Stock offered hereby (the "Offering") will be the purchase price of the shares of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution to be borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the shares of Common Stock offered hereby, and transfer taxes, if any. The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders.

        The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

        The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BXP."

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               _________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

                The date of this Prospectus is _________, 1998

                             AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

        The Company files information electronically with the Commission, and the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is (http://www.sec.gov).

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed with the Commission pursuant to the Exchange Act;
(ii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on June 12, 1997, and all amendments and reports updating such description; (iii) the description of the Company's rights to purchase shares of the Company's Series E Junior Participating Cumulative Preferred Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 12, 1997, and the description contained in the Company's Registration Statement on Form 8-K/A filed with the Securities and Exchange Commission on June 16, 1997 amending such description, and all amendments and reports updating such description; and (iv) the Company's Current Reports on Form 8-K filed with the Commission on September 26, 1997, November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26, 1998,
February 6, 1998, June 9, 1998, July 15, 1998, July 17, 1998, and July 27, 1998;
the Company's Current Reports on Form 8-K/A filed with the Commission on November 14, 1997 and November 25, 1997, amending the Company's Current Report on Form 8-K filed on September 26, 1997; the Company's Current Reports on
Form 8-K/A filed with the Commission on November 14, 1997 and December 4, 1997, amending the Company's Current Report on Form 8-K filed with the Commission on November 6, 1997; and the Company's Current Report on Form 8-K/A filed with the Commission on August 23, 1998, amending the Company's Current Reports on
Form 8-K filed with the Commission on July 15, 1998, July 17, 1998 and
July 27, 1998.

        All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock registered hereby are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO BOSTON PROPERTIES INC,. 8 ARLINGTON STREET, BOSTON, MASSACHUSETTS 02116, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 859-2600.

                                 RISK FACTORS

        "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain materials filed or to be filed by the Company with the Commission and incorporated by reference herein contain statements that are or will be forward-looking, such as statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements incorporated by reference herein. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the use of borrowings to make distributions necessary to qualify as a REIT, dependence on the primary markets in which the properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT and the potential adverse impact of market interest rates on the market prices for the Company's Common Stock.

        All references in this Prospectus to the "Company" refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership.


THE COMPANY MAY NOT ACHIEVE EXPECTED RETURNS ON PROPERTY ACQUISITIONS

        The Company intends to continue to investigate and pursue acquisitions of properties and portfolios of properties, including large portfolios that could significantly increase the size of the Company and alter its capital structure. There can be no assurance that the Company will be able to assimilate acquisitions of properties, and in particular acquisitions of portfolios of properties, or achieve the Company's intended return on investment.

THE COMPANY'S INVESTMENTS IN PROPERTY DEVELOPMENT MAY NOT YIELD EXPECTED RETURNS

        The Company intends to continue to pursue the development of properties to supplement the properties currently owned by the Operating Partnership or in which it holds an interest (each a "Property" and collectively, the "Properties"). To the extent that the Company engages in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning, land use, building, occupancy, and other regulatory approvals, the cost and timely completion of construction (including risks from causes beyond the Company's control, such as weather, labor conditions or material shortages) and the availability of construction financing on favorable terms. These risks could result in substantial unanticipated delays or expense and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the Company and on the amount of cash available for distribution to stockholders.

THE COMPANY RELIES ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

        The Company is dependent on the efforts of Mortimer B. Zuckerman and Edward H. Linde and other senior management personnel. Messrs. Zuckerman and Linde in particular have national reputations which aid the Company in negotiations with lenders and in having investment opportunities brought to the Company. The other executive officers of the Company who serve as managers of the Company's offices have strong regional reputations which aid the Company in identifying opportunities, or having opportunities brought to the Company, and in negotiating with tenants or build-to-suit prospects. While the Company believes that it could find replacements for these key executives, the loss of their services could have a material adverse effect on the operations of the Company in that the extent and nature of the Company's relationships with lenders and prospective tenants and with persons in the industry who may have access to investment opportunities would be diminished. While Mr. Linde and the other executive officers have employment agreements with the Company pursuant to which they have agreed to devote substantially all of their business time to the business and affairs of the Company and to not have substantial outside business interests, this can serve as no guarantee that they will remain with the Company for any specified term. Mr. Zuckerman, who has significant outside business interests, including serving as Chairman of the Board of Directors of U.S. News & World Report, The Atlantic Monthly, the New York Daily News and Applied Graphics Technologies and as a member of the Board of Directors of Snyder Communications, does not have an employment agreement with the Company and serves as a non-executive officer of the Company with the title "Chairman of the Board of Directors." Mr. Zuckerman has historically devoted a significant portion of his business time to the affairs of the Company, although over the last twenty years less than a majority of his business time, in the aggregate, has been spent on the Company's affairs. Although Mr. Zuckerman cannot assure the Company that he will continue to devote any specific portion of his time to the Company and has therefore declined to enter into an employment agreement with the Company, Mr. Zuckerman has no present commitments inconsistent with his current level of involvement with the Company.

THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

        Lease expirations could adversely affect the Company's cash flow. The Company will be subject to the risks that, upon expiration, leases for space may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If the Company were unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of re-leasing proved inadequate, the cash flow to the Company would be decreased and the Company's ability to make distributions to stockholders would be adversely affected.


        Hotel operating risks could adversely affect the Company's cash flow. The Company's hotel properties are subject to all operating risks common to the hotel industry. These risks include, among other things: (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources than the Company; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Company's ability to make distributions to stockholders.

        Acquisitions risks could adversely affect the Company. There can be no assurance that the Company will be able to implement its investment strategies successfully or that its property portfolio will expand at all, or at any specified rate or to any specified size. In addition, investment in additional real estate assets is subject to a number of risks. In particular, investments are expected to be financed from time to time with funds drawn under its line of credit, which would subject the Company to the risks described under "The Company's Use of Debt to Finance Acquisitions and Developments Could Adversely Affect the Company." To the extent that the Company elects to invest in additional markets, it also will be subject to the risks associated with investment in new markets, with which management may have relatively little experience and familiarity. Investment in additional real estate assets also entails the other risks associated with real estate investment generally.

        Uncontrollable factors affecting Properties performance and value could produce lower returns. The economic performance and value of the Company's real estate assets is subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in national, regional and local economic and market conditions. Currently, the Properties are located primarily in six markets: Greater Boston; Greater Washington, D.C.; midtown Manhattan; Baltimore, Maryland; Richmond, Virginia; and Princeton/New Brunswick, New Jersey. The economic condition of each of such markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may have an adverse effect on the Company's performance in such market. Local real estate market conditions may include a large supply of competing space and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. Economic and market conditions may impact the ability of tenants to make lease payments. In addition, other factors may adversely affect the performance and value of a property, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates and the availability of financing. If the Properties do not generate sufficient income to meet operating expenses, including future debt service, the Company's income and ability to make distributions to its stockholders will be adversely affected.

        Illiquidity of real estate investments could adversely affect the Company's financial condition. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

        Liability for environmental matters could adversely affect the Company's financial condition. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate.

        The cost of complying with the Americans with Disabilities Act could adversely affect the Company's cash flow. The Americans with Disabilities Act (the "ADA"), generally requires that public accommodations, including office buildings, be made accessible to disabled persons. The Company believes that the Properties are in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. However, compliance with the ADA could require removal of access barriers and noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the ADA, the Company were required to make substantial alterations in one or more of the Properties, the Company's financial condition and results of operations, as well as the amount of funds available for distribution to stockholders, could be adversely affected.

        Uninsured losses could adversely affect the Company's cash flow. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to the Properties, with policy specification and insured limits customarily carried for similar properties. In the opinion of management, all of the Properties are adequately insured. There are, however, certain types of losses (such as from wars or catastrophic acts of nature) that may be either uninsurable or not economically insurable. Any uninsured loss could result in both loss of cash flow from, and asset value of, the affected Property.

        New owner's title insurance policies were not obtained in connection with certain Properties acquired by the Operating Partnership at the time of the Initial Public Offering. Prior to their acquisition by the Operating Partnership, each of the Properties acquired at the completion of the Company's initial public offering of Common Stock on June 23, 1997 (the "Initial Offering") was insured by title insurance policies insuring the interests of the Property-owning entities. Certain of these title insurance policies may continue to benefit those Property-owning entities which remained after the completion of the acquisition by the Operating Property. Nevertheless, each such title insurance policy may be in an amount less than the current value of the applicable Property. In the event of a loss with respect to a Property relating to a title defect, the Company could lose both its capital invested in and anticipated profits from such Property. With respect to Properties acquired subsequent to the Company's Initial Offering, the Operating Partnership has obtained title insurance policies for each such Property acquired.

        Changes in tax and environmental laws could adversely affect the Company's financial condition. Costs resulting from changes in real estate taxes generally may be passed through to tenants and will not affect the Company. Increases in income, service or transfer taxes, however, generally are not passed through to tenants and may adversely affect the Company's results of operations and the amount of funds available to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's financial condition and results of operations and the amount of funds available for distribution to stockholders.

THE COMPANY'S USE OF DEBT TO FINANCE ACQUISITIONS AND DEVELOPMENTS COULD ADVERSELY AFFECT THE COMPANY

        The required repayment of debt or of interest thereon can adversely affect the Company. The Company may incur variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness.

        The Company's policy of no limitation on debt could adversely affect the Company's cash flow. The Company does not have a policy limiting the amount of debt that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A
CORPORATION


        The Company will be taxed as a corporation if it fails to qualify as a REIT. The Company intends at all times to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although management of the Company believes that it is organized and will continue to operate in such a manner, no assurance can be given that the Company qualifies or that the Company will continue to qualify as a REIT in the future. Qualification as a REIT, however, involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances which may be wholly or partially beyond the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that future legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws (or the application thereof) with respect to qualification as a REIT for Federal income tax purposes or the Federal income tax consequences of such qualification.

        If, in any taxable year, the Company were to fail to qualify as a REIT for Federal income tax purposes, it would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for Federal income tax purposes for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce the amount of funds available for distribution to stockholders. In addition, the Company would no longer be required to make distributions to stockholders. Although the Company intends to continue to operate in a manner designed to permit it to qualify as a REIT for Federal income tax purposes, it is possible that future economic, market, legal, tax or other events or circumstances could cause it to fail to so qualify. See "Federal Income Tax Considerations."

        To qualify as a REIT the Company will need to maintain a certain level of distributions. To maintain its status as a REIT for Federal income tax purposes, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income other than such capital gain net income which the REIT elects to retain and pay tax on for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may be required not to accrue as expenses for tax purposes certain items which actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, which is not accompanied by cash proceeds. See "Federal Income Tax Considerations."

        The Company intends to make distributions to stockholders sufficient to comply with the 95% distribution requirement and to avoid the 4% nondeductible excise tax described above. No assurances can be given, however, that the Company will satisfy these requirements.

        Other Tax Liabilities. Even if it qualifies as a REIT for federal income tax purposes, the Company may, and certain of its subsidiaries will, be subject to certain Federal, state and local taxes on their income and property. See "Federal Income Tax Consequences--State and Local Tax."

THE ABILITY OF STOCKHOLDERS TO CONTROL THE POLICIES OF THE COMPANY AND EFFECT A CHANGE OF CONTROL OF THE COMPANY IS LIMITED

        Stockholder approval is not required to change policies of the Company. The Company's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, are determined by the Company's board of directors (the "Board of Directors"). Accordingly, stockholders have little direct control over the Company's policies.

        Stockholder approval is not required to engage in investment activity. The Company expects to continue to acquire additional real estate assets pursuant to its investment strategies and consistent with its investment policies. The stockholders of the Company will generally not be entitled to receive historical financial statements regarding, or to vote on, any such acquisition and, instead, will be required to rely entirely on the decisions of management (although in the case of acquisitions that are material, the Company will, as required by Federal securities law, provide financial information regarding the acquisition in public filings.)

        Stock ownership limit in the Certificate could inhibit changes in control. In order to maintain its qualification as a REIT for Federal income tax purposes, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Federal Income Tax Considerations." In order to facilitate maintenance of its qualification as a REIT for Federal income tax purposes, and to otherwise address concerns relating to concentration of capital stock ownership, the Company generally has prohibited ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder (which does not include certain pension plans or mutual funds) of more than 6.6% of the issued and outstanding shares of the Company's Common Stock (the "Ownership Limit"). The Board of Directors may waive or modify the Ownership Limit with respect to one or more persons if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize the Company's status as a REIT for Federal income tax purposes. The Ownership Limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction.


        Provisions in the Certificate and the Bylaws and in the Operating Partnership Agreement could prevent acquisitions and changes in control. Certain provisions of the Company's Certificate and the Amended and Restated Bylaws (the "Bylaws") the Operating Partnership Agreement may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that could otherwise provide the holders of shares of Common Stock with the opportunity to realize a premium on the then-prevailing market price of such shares. The Ownership Limit described in the preceding paragraph also may have the effect of precluding acquisition of control of the Company even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. In addition, the Board of Directors has been divided into three classes, with directors of a given class chosen for three-year terms upon expiration of the terms of the members of that class. The staggered terms of the members of the Board of Directors may adversely affect the stockholder's ability to effect a change in control of the Company, even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. The Certificate authorizes the Board of Directors to issue shares of preferred stock ("Preferred Stock") in series and to establish the rights and preferences of any series of Preferred Stock so issued. See "Description of Capital Stock--Preferred Stock." The issuance of Preferred Stock also could have the effect of delaying or preventing a change in control of the Company, even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. The Company authorized the issuance of a series of preferred stock in connection with the adoption of a shareholder rights plan. See "Description of Capital Stock--Shareholder Rights Agreement."

        The Operating Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding shares of Common Stock (a "Business Combination"), unless the holders of Units will receive, or have the opportunity to receive, the same consideration per Unit as holders of Common Stock receive per share of Common Stock in the transaction; if holders of Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless limited partners (other than the Company) holding at least 75% of the Units held by limited partners vote to approve the Business Combination. In addition, the Company, as general partner of the Operating Partnership, has agreed in the Operating Partnership Agreement with the limited partners that the Company will not consummate a Business Combination in which the Company conducted a vote of the stockholders unless the matter would have been approved had holders of Units been able to vote together with the stockholders on the transaction. The foregoing provisions of the Operating Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's stockholders if the Company's stockholders did not in fact give the requisite approval. Rather, if the Company's stockholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as general partner first conducts a vote of holders of Units (including the Company) on the matter, (ii) the Company votes the Units held by it in the same proportion as the stockholders of the Company voted on the matter at the stockholder vote, and
(iii) the result of such vote of the Unit holders (including the proportionate vote of the Company's Units) is that had such vote been a vote of stockholders, the Business Combination would have been approved by the stockholders. As a result of these provisions of the Operating Partnership, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Certificate, may be prohibited from engaging in a proposed Business Combination.

        Shareholder Rights Agreement could inhibit changes in control. The Company adopted a Shareholder Rights Agreement (the "Shareholder Rights Agreement"). Under the terms of the Shareholder Rights Agreement, in general, if a person or group acquires more than 15% of the outstanding shares of Common Stock (an "Acquiring Person"), all other stockholders will have the right to purchase securities from the Company at a discount to such securities' fair market value, thus causing substantial dilution to the Acquiring Person. The Shareholder Rights Agreement may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction. In addition, since the Board of Directors of the Company can prevent the Shareholder Rights Agreement from operating in the event the Board of Directors approves of an Acquiring Person, the Shareholder Rights Agreement gives the Board of Directors significant discretion over whether a potential acquiror's efforts to acquire a large interest in the Company will be successful. See "Description of Capital Stock--Shareholder Rights Agreement."

        Certain provisions of Delaware law could inhibit acquisitions and changes in control. Certain provisions of the Delaware General Corporation Law (the "DGCL") also may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

CONFLICTS OF INTEREST EXIST BETWEEN THE COMPANY AND CERTAIN HOLDERS OF UNITS OF THE OPERATING PARTNERSHIP IN CONNECTION WITH THE OPERATION OF THE COMPANY

        For a period of time, sales of Properties and repayment of indebtedness will have different effects on holders of Units than on stockholders. Certain holders of Units, including Messrs. Zuckerman and Linde, will incur adverse tax consequences upon the sale of certain of the Properties and on the repayment of indebtedness which are different from the tax consequences to the Company and persons who purchase shares of Common Stock in an offering. Consequently, such holders may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. While the Company has the exclusive authority under the Operating Partnership Agreement to determine whether, when, and on what terms to sell a Property (subject, in the case of certain Properties, to contractual commitments described below) or when to refinance or repay indebtedness, any such decision would require the approval of the Board of Directors. As directors and executive officers of the Company, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision, and such influence could be exercised in a manner inconsistent with the interests of some, or a majority, of the Company's stockholders, including in a manner which could prevent completion of a sale of a Property or the repayment of indebtedness.

        The Operating Partnership Agreement provides that the Operating Partnership may not sell or otherwise transfer certain Properties in a taxable transaction prior to specified dates without the prior consent of Messrs. Zuckerman and Linde. The Operating Partnership is not, however, required to obtain the aforementioned consent from Messrs. Zuckerman or Linde if, at any time during such applicable period, each of Messrs. Zuckerman and Linde do not continue to hold at least 30% of Units issued to him in connection with the Initial Offering. The Operating Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee additional and/or substitute indebtedness of the Company in the event that certain other indebtedness is repaid or reduced. The Company has entered into similar agreements with respect to other Properties it has acquired in exchange for Units.

        Messrs. Zuckerman and Linde will continue to engage in other activities. Messrs. Zuckerman and Linde have a broad and varied range of investment interests. It is possible that companies in which one or both of Messrs. Zuckerman and Linde has or may acquire an interest, and which are not directly involved in real estate investment activities, will be owners of real property and will acquire real property in the future. However, pursuant to Mr. Linde's employment agreement and Mr. Zuckerman's non-compete agreement with the Company, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with activities of the Company.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

        The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Stock. Moreover, numerous other factors such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Common Stock.

                                  THE COMPANY

        The Company is one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston, Greater Washington, D.C., midtown Manhattan, Baltimore, Maryland, Richmond, Virginia and Princeton/East Brunswick, New Jersey. The Company owns or holds an interest in 113 properties (the "Properties"). The Properties aggregate approximately 21.2 million square feet. The Company is a self-administered and self-managed real estate investment trust (a "REIT") and has elected to be treated as a REIT under the Code beginning with its taxable year ended December 31, 1997. The Company's Common Stock is listed on the NYSE under the symbol "BXP."

        The Company was formed to succeed to the real estate development, redevelopment, acquisition, management, operating and leasing businesses associated with the predecessor company founded by Messrs. Zuckerman and Linde in 1970. Substantially all of the Company's business is conducted through, and all of the Company's interests in its properties are held by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership, and through its ownership of a general and limited partnership interest in the Operating Partnership, the Company is currently a 71.8% economic owner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT").

        The Company is a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, construction management, property management, marketing, leasing, accounting, tax and legal services. The Company's Common Stock has been traded on the NYSE since the completion of the Initial Offering in June 1997. The Company's headquarters are located at 8 Arlington Street, Boston, Massachusetts 02116 and its telephone number is (617) 859-2600. In addition, the Company has regional offices at the U.S. International Trade Commission Building at 500 E Street, SW, Washington, D.C. 20024 and at 599 Lexington Avenue, New York, New York 10002.

                         DESCRIPTION OF CAPITAL STOCK

        The description set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL


        Under the Certificate, the Company has authority to issue 450 million shares of stock, consisting of 250 million shares of Common Stock, 150 million shares of Excess Stock, par value $0.01 per share (the "Excess Stock"), and 50 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). At August 17, 1998, the Company had outstanding 63,516,785 shares of Common Stock. All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable.

COMMON STOCK

        Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Certificate regarding Excess Stock, holders of Common Stock will be entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

        Subject to the provisions of the Certificate regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining Common Stock will not be able to elect any Director.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Certificate regarding Excess Stock, all Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by the DGCL) or exchange rights.

     Pursuant to the DGCL, a merger or consolidation involving the Company generally requires the approval of a majority of the outstanding shares entitled to vote on such a matter. However, subsection 251(f) of the DGCL provides that no vote of a corporation's stockholders is required to authorize a merger in which such corporation is the surviving corporation following the merger and:
(i) the certificate of incorporation is not amended in any respect by the merger, (ii) each share of stock outstanding prior to the merger is to be an identical share of stock after the effective date of the merger and (iii) any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered under the plan of merger in the aggregate amount to no more than 20% of the number of shares of common stock outstanding immediately prior to the effective date of the merger.

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfer."

PREFERRED STOCK

     With respect to the Preferred Stock, the Certificate authorizes the directors to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such stock. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Because the Board of Directors of the Company has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors of the Company may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance or prospect of issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

SHAREHOLDER RIGHTS AGREEMENT

     On June 16, 1997, the Board of Directors adopted the Shareholder Rights Agreement. Under such plan, one right is attached to each outstanding share of Common Stock, and one right will be attached to each share of Common Stock hereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-thousandth of a share of Series E Junior Participating Cumulative Preferred Stock of the Company for $100.00. The rights may also, under certain conditions, entitle the holders to receive Common Stock, or common stock of an entity acquiring the Company, or other consideration, each having a value equal to twice the exercise price of each right ($200.00). The Company has designated 200,000 shares as Series E Junior Participating Cumulative Preferred Stock and has reserved such shares for issuance under the Shareholder Rights Agreement. The rights are redeemable by the Company at a price of $.001 per right. If not exercised or redeemed, all rights expire on June 16, 2007. The description and terms of the rights are set forth in a Shareholder Rights Agreement between the Company and BankBoston, N.A.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is BankBoston, N.A.


                           RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT and to otherwise protect the Company from the consequences of a concentration of ownership among its stockholders, the Certificate, subject to certain exceptions, provides that no single person (which includes any "group" of persons) (other than the "Related Parties," as defined below and certain "Look-Through Entities," as defined below), may "beneficially own" more than 6.6% (the "Ownership Limit") of the aggregate number of outstanding shares of any class or series of capital stock. Under the Certificate, a person generally "beneficially owns" shares if (i) such person has direct ownership of such shares, (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or
(iii) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Exchange Act. A Related Party, however, will not be deemed to beneficially own shares by virtue of clause (iii) of the preceding sentence and a "group" of which a Related Party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such Related Party. Each of Mr. Zuckerman and his respective heirs, legatees and devises, and any other person whose beneficial ownership of shares of Common Stock would be attributed under the Code to Mr. Zuckerman, is a "Related Party," and such persons are subject to a "Related Party Ownership Limit" of 15%, such that none of such persons shall be deemed to beneficially own shares in excess of the Ownership Limit unless, in the aggregate, such persons own shares of any class or series of capital stock in excess of 15% of the number of shares of such class or series outstanding. A similar Related Party Ownership Limit is applied to Mr. Linde and persons with a similar relationship to Mr. Linde, all of whom are also Related Parties under the Certificate. The Certificate provides that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 ("Look-Through Entities") are subject to a 15% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the Five or Fewer Requirement and the beneficial owners of such entities will be counted as holders for this purpose. Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the Related Party Ownership Limit, as applicable, or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code or results in the Company constructively owning 10% or more of the ownership interests in a tenant of the Company within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit, the Look-Through Ownership Limit and the Related Party Ownership Limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

     If any purported transfer of capital stock of the Company or any other event would otherwise result in any person violating the Ownership Limit, the Look-Through Ownership Limit or the Related Party Limit, as applicable, or the Certificate, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the Certificate) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares.

     In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company, or its designee, accepts such offer.
 The Company shall have the right to accept such offer for a period of 90 days. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee (or, in the case of a devise or gift, the Prohibited Owner).

     These restrictions do not preclude settlement of transactions through the NYSE.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of precluding acquisition of control of the Company.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material Federal income tax considerations associated with an investment in the Common Stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his or her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law. Unless the context requires otherwise, references to the "Company" in this "Federal Income Tax Considerations" section refer only to Boston Properties, Inc.

     EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE.

                            OPINION OF TAX COUNSEL

     In the opinion of Goodwin, Procter & Hoar LLP, commencing with the Company's taxable year ended December 31, 1997, the Company qualified to be taxed as a REIT under the Code, provided that the Company and the Operating Partnership operate in accordance with various assumptions and factual representations made by the Company and the Operating Partnership concerning their business, properties and operations. It must be emphasized that Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the Company and the Operating Partnership concerning their business and properties. In addition, Goodwin, Procter & Hoar LLP's opinion is based upon the factual representations of the Company and the Operating Partnership concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements. See "Risk Factors--Failure to Qualify as a REIT."

     The opinion of Goodwin, Procter & Hoar LLP is also based upon existing law as currently applicable, Internal Revenue Service ("IRS") regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in the opinion. Moreover, unlike a private letter ruling (which will not be sought), an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the status of the Company as a REIT.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     Even if the Company qualifies for taxation as a REIT, however, the Company will be subject to Federal income tax, as follows: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

                        REQUIREMENTS FOR QUALIFICATION

     The Company elected to be taxable as a REIT for its taxable year ended December 31, 1997 and in order to have so qualified, it must have met and continued to meet the requirements, discussed below relating to the Company's organization, source of income, nature of assets and distributions of income to stockholders.

ORGANIZATIONAL REQUIREMENTS

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 Stockholder Requirement" and "Five or Fewer Requirement") will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).


     In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement, the Company's Certificate provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into Excess Stock and transferred to a charity for resale, with the original stockholder entitled to receive certain proceeds from such a resale. See "Description of Capital Stock--Restrictions on Transfers." Excess Stock is a separate class of capital stock of the Company that is entitled to no voting rights but shares ratably with the Common Stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, there is no assurance that the operation of the Excess Stock or other provisions contained in the Certificate will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing the Company to violate the Five or Fewer Requirement. If there were a concentration of ownership that would cause the Company to violate the Five or Fewer Requirement, and the operation of the Excess Stock or other provisions contained in the Certificate were not held to cure such violation, the Company would be disqualified as a REIT. In rendering its opinion that the Company is organized in a manner that permits the Company to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on the representation of the Company that the ownership of its stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement, and Goodwin, Procter & Hoar LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in the Certificate preclude the Company from failing the Five or Fewer Requirement.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     To maintain qualification as a REIT, two gross income requirements must be satisfied annually.


     . First, at least 75% of the Company's gross income, excluding gross income from certain disposition, of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     . Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

     Rents received or deemed to be received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     . First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     . Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

     . Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

     . Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant," or if the services with respect to a property are impermissible tenant services the income from such services does not exceed one percent of all amounts received or accrued with respect to that property. In establishing the amount of impermissible tenant services income, such amount must be at least 150 percent of the direct cost of providing the tenant services, or managing or operating the property.

     The Company does not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with. the rule described above). The Company does not derive, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     Pursuant to leases with respect to two hotel properties, ZL Hotel LLC leases from the Operating Partnership the two hotel properties for a ten year period. The hotel leases provide that ZL Hotel LLC is obligated to pay to the Operating Partnership (i) the greater of Base Rent or Participating Rent (collectively, the "Rents") and (ii) Additional Charges. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotel Properties. Both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable monthly, with monthly adjustments based on actual results.


     In order for the Rents and Additional Charges to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation ) with respect to the property.

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. The hotel leases were structured to qualify as true leases for Federal income tax purposes.


     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the hotel leases that discuss whether such leases constitute true leases for Federal income tax purposes. Therefore, there can be no complete assurance that the IRS will not assert a contrary position. If the leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. The Participating Rent should qualify as "rents from real property" since it is based on percentages of receipts or sales which percentages are fixed at the time the leases are entered into, provided (i) the leases are not renegotiated during the term of the leases in a manner that has the effect of basing

Participating Rent on income or profits and (ii) the leases conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the hotel leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the hotels that are established in the hotel leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above.)


     Pursuant to leases with independent third parties, the Operating Partnership or certain subsidiary partnerships leases garage property and the garage portions of certain office properties to independent third parties for periods between one to three years. The parking leases provide that the Operating Partnership will receive rent based on the gross receipts of the parking garage. The same "true lease" and "rent from real property" analysis applies with respect to the parking leases as is described above for the hotel leases. The garage leases also have been structured to qualify as true leases for Federal income tax purposes. As is the case with respect to the hotel leases, there can be no complete assurance that the IRS will not assert a contrary position, which if successful could result in the loss of the Company's status as a REIT.

     Through the Operating Partnership, which is not an "independent contractor," the Company provides certain services with respect to the Properties, but the Company believes (and has represented to Goodwin, Procter & Hoar LLP) that all such services are considered "usually or customarily rendered" in connection with the rental of space for occupancy only, so that the provision of such services does not jeopardize the qualification of rent from the Properties as "rents from real property." In rendering its opinion on the Company's ability to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on such representations. In the case of any services that are not" usual and customary" under the foregoing rules, the Company intends to employ "independent contractors" to provide such services.

     The Operating Partnership may receive certain types of income with respect to the properties it owns that will not qualify under the 75% or 95% gross income test. The Company believes, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "Opinion of Tax Counsel," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. For taxable years prior to January 1, 1998, a REIT had to satisfy an additional gross income test annually-less than 30% of the Company's gross income could consist of short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years. No mitigation provision was applicable if the company were to fail to satisfy the 30% income test for its taxable year ended December 31, 1997. See "Risk Factors-- Failure to Qualify as a REIT."

ASSET TESTS

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

     . First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

     . Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

     . Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company maintains, and will continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

ANNUAL DISTRIBUTION REQUIREMENTS


     In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income other than such capital gain net income which the REIT elects to retain and pay tax on for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Pursuant to recently enacted legislation, the Company may elect to retain, rather than distribute its net long-term capital gains for tax years beginning after August 5, 1997. The effect of such an election is that (i) the Company is required to pay the tax on such gains, (ii) U.S. Stockholders (as defined below), while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by the REIT and (iii) the basis of U.S. Stockholder's Common Stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Company) included in the U.S. Stockholder's long-term capital gains. In addition, if the Company disposes of any asset subject to the Built-in Gain Rules during the applicable Recognition Period, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company believes it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

                              FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributes may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. See "Risk Factors-Failure to Qualify as a REIT would cause the Company to be Taxed as a Corporation--Other Tax Liabilities."

                         TAXATION OF U.S. STOCKHOLDERS


     As used herein, the term "U.S. Stockholder" means a holder of Common Stock and Preferred Stock that for United States Federal income tax purposes (a) is a citizen or resident of the United States, (b) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate or trust, the income of which is subject to United States Federal income taxation regardless of its source or (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

DISTRIBUTIONS GENERALLY

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the amount of such distribution in excess of a U.S. Stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own Federal income tax returns any losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Opinion of Tax Counsel" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

CAPITAL GAIN DIVIDENDS

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock.

PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS

     Distributions from the Company and gain from the disposition of shares of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of shares of Common Stock and capital gain dividends generally will be included in investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed as ordinary income.

CERTAIN DISPOSITIONS OF COMMON STOCK

     Losses incurred on the sale or exchange of shares of Common Stock held for less than six months (after applying certain holding period rules) will be deemed capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

TREATMENT OF TAX-EXEMPT STOCKHOLDERS

     Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally, will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning, more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501 (a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.


              SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

        The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.


        In general, Non-U.S. Stockholders will be subject to regular United States Federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States Federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

        A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

        Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

        Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

        Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to United States federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT and therefore that sales of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock were "regularly traded" on an established securities market (such as the NYSE on which the Common Stock will be listed) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Common Stock and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions. In any event, a purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market (such as the NYSE) or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

        On October 6, 1997, the U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Stockholders after December 31, 1998. The new Treasury regulations may alter the procedures for claiming the benefits of an income tax treaty. Non-U.S. Stockholders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in Common Stock.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

        Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

        U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

        Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

                           OTHER TAX CONSIDERATIONS

EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP ON REIT QUALIFICATION

        Substantially all of the Company's investments are through the Operating Partnership. In addition, the Operating Partnership holds interests in certain Properties through subsidiary partnerships. The Company's interest in these partnerships may involve special tax considerations. Such considerations include
(i) the allocations of items of income and expense, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership, and other subsidiary partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes, and (iii) the taking of actions by the Operating Partnership and subsidiary partnerships that could adversely affect the Company's qualifications as a REIT. In the opinion of Goodwin, Procter & Hoar LLP, based on certain representations of the Company and its subsidiaries, each of the Operating Partnership, and the other subsidiary partnerships in which the Operating Partnership has an interest will be treated for federal income tax purposes as a partnership (and not as an association taxable as a corporation). If any of the Operating Partnership, or other subsidiary partnerships in which the Operating Partnership has an interest were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing, partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code. Final and temporary Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed to a partnership on or after December 21, 1993, including the retention of the "traditional method" that was available under prior law or the election of certain alternative methods. Currently, the Company intends to elect the "traditional method with curative allocations" of
Section 704(c) allocations. Under the traditional method, which is the least favorable method from the Company's perspective, the carryover basis of contributed interests in the Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of the contribution (the "ceiling rule") and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in the Properties in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. If the "traditional method with curative allocations" is elected by the Company the Operating Partnership Agreement may specially allocate taxable gain on sale of the Properties to the contributing partners up to the aggregate amount of depreciation deductions with respect to each such Property that the "ceiling rule" prevented the Company from being allocated.

        Interests in the Properties purchased for cash by the Operating Partnership simultaneously with or subsequent to the admission of the Company to the Operating Partnership initially had a tax basis equal to their fair market value. Thus, Section 704(c) of the Code does not apply to such interests.


                              STATE AND LOCAL TAX

        The Company and its operating subsidiaries may be subject to state and local tax in states and localities in which they do business or own property. The tax treatment of the Company and its operating subsidiaries and the holders of Common Stock in such jurisdictions may differ from the Federal income tax treatment described above.

        In addition, the Taxpayer Relief Act of 1997 includes several provisions, some of which have been indicated in the discussion above, that will liberalize certain of the requirements for qualification as a REIT. However, these provisions will have neither a material beneficial effect nor a material adverse effect on the Company's ability to operate as a REIT.


                             SELLING STOCKHOLDERS

        As used herein, the term "Selling Stockholders" means (i) the stockholder listed below who currently holds the Shares set forth opposite its name and (ii) the unitholder listed below who may, at the Company's option, receive Shares if such person exercises its right to require the redemption of the Units set forth opposite its name and the Company elects to acquire such Units for an equivalent number of Shares.

        The following table provides the names of and the number of shares of Common Stock and Units owned by each Selling Stockholder, to the best knowledge of the Company as of August 17, 1998. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. Since the Company is not required to issue Shares upon the presentation for redemption of Units and the Selling Stockholders may sell all, some or none of the Shares, no estimate can be made of the aggregate number of Shares that will be offered hereby or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of the offering to which this Prospectus relates. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of such stockholder's respective shares of Common Stock offered hereby.

                            Shares of              Units Owned as of
                           Common Stock        August 17, 1998 that may        Shares        Percent of      Percent of
                           Owned as of         be Redeemed for Shares at       Offered by      All Common      All Shares/
Selling Stockholder     August 17, 1998 (1)    the Company's Option (2)   This Prospectus       Stock         Units (4)
-------------------    --------------------   -------------------------    -----------------      -----         ---------
Strategic Value             1,675,846                     0                     1,675,846          2.64%           1.89%
Investors II, LLC

The Prudential                      0             2,993,414                     2,993,414          4.50%(3)        3.38%
Insurance Company
of America

----------------
(1) The Prudential Investment Company ("PIC"), a wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), is the investment advisor of Strategic Value Investors II, LLC ("SVI II") pursuant to an Investment Advisory Agreement dated as of June 3, 1998, between PIC and SVI II (the "SVI II Advisory Agreement"). By virtue of the SVI II Advisory Agreement, Prudential, through its wholly-owned subsidiary PIC, has the sole ability to vote and dispose of the 1,675,846 shares of Common Stock owned of record by SVI II.

(2) All Units listed in this column can be redeemed for cash at the election of the holder, provided that the Company may elect to acquire any Units presented for redemption for an equivalent number of shares of Common Stock.

(3) Assumes that all Units held by the Selling Stockholder are acquired by the Company for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the Units held by other persons are acquired by the Company for shares of Common Stock.

(4) Assumes that all Units held by the Selling Stockholder are acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and units of limited partnership interest outstanding used in calculating this percentage includes the total number of shares of Common Stock outstanding and the total number of Units outstanding held by persons other than the Company plus all Series One Preferred Units of Limited Partnership in the Operating Partnership on an as converted basis.

        SVI-II purchased the shares of Common Stock set forth opposite its name for cash pursuant to a Stock Purchase Agreement dated July 2, 1998. Prudential acquired the Units set forth opposite its name in connection with the contribution to the Operating Partnership of certain real estate assets pursuant to a Contribution Agreement dated May 7, 1998.

                             PLAN OF DISTRIBUTION

        The Company will not receive any of the proceeds from this Offering.
The shares of Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. In addition, the Selling Stockholders may offer or sell the Shares in other ways not including market makers or established trading markets, including sales or distributions to constituent members, owners or interest holders in the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer shares of Common Stock to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such shares of Common Stock offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the shares of Common Stock by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

        To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.


        The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may also loan or pledge the shares of Common Stock registered hereunder to a broker-dealer and such broker-dealer may effect sales of the pledged shares pursuant to this prospectus.


        In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale or an exemption from the registration or qualification requirement is available and complied with.

        The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering, but excluding any underwriting discounts, commissions, and transfer taxes.


                                 LEGAL MATTERS

        Certain legal matters, including the legality of the Common Stock, will be passed upon for the Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York under a lease with the Company that expires in 2002.

                                    EXPERTS


        The financial statements and schedules for the year ended December 31, 1997 referred to and incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

       No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Stock offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                              ___________________

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information............................    2

Incorporation of Certain
  Documents by Reference.........................    2

Risk Factors.....................................    4

The Company......................................   11

Description of Capital Stock.....................   11

Restrictions on Transfer.........................   13

Federal Income Tax Considerations................   14

Selling Stockholders.............................   26

Plan of Distribution.............................   27

Legal Matters....................................   27

Experts..........................................   28



                                   4,669,260
                                    SHARES





                            BOSTON PROPERTIES, INC.



                                 COMMON STOCK



                             --------------------
                                  PROSPECTUS
                             --------------------





                            ________________, 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby (all amounts except the registration fee are estimated):

Registration fee......................................................................       $43,389.10
Printing and duplicating expenses.....................................................            -0-
Legal fees and expenses...............................................................        20,000.00
Accounting fees and expenses..........................................................        20,000.00
Blue sky fees and expenses............................................................            -0-
Miscellaneous.........................................................................        10,000.00
                                                                                              ---------

Total.................................................................................       $93,389.10

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Certificate and the Bylaws provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Certificate and the Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Certificate limits the liability of the Company's directors and officers to the Company to the fullest extent permitted from time to time by the DGCL. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     The Bylaws provide that directors and officers of the Company shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Company's stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to
Section 14 of the Securities Act.

ITEM 16.  EXHIBITS.

     4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

     4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form s-11 (File No. 333-25279).

    *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

     8.1  Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.


     23.1 Consent of  PricewaterhouseCoopers LLP, Independent Accountants.

     23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits
          5.1 and 8.1 hereto).

    *24.1 Powers of Attorney (included on signature page of Registration
          Statement as filed).


     99.1 Registration Rights Agreement dated as of July 2, 1998 by and among the Company, SVI-II and Prudential (incorporated herein by reference to the Company's Current Report on Form 8-K dated July 2, 1998, filed with the Commission on July 17, 1998).

_____________________


* Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 10th day of September, 1998.


                              BOSTON PROPERTIES, INC.


                              By: /s/ David G. Gaw
                                  ---------------------------------------------
                                  Name:  David G. Gaw
                                  Title: Chief Financial Officer



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                     Title                                    Date
         ---------                                     -----                                    ----
          *                              Chairman of the Board of Directors                September 10, 1998
---------------------------------
    Mortimer B. Zuckerman


          *                              President and Chief Executive Officer,            September 10, 1998
---------------------------------        Director (Principal Executive Officer)
    Edward H. Linde


          *                              Chief Financial Officer (Principal Financial      September 10, 1998
---------------------------------        Officer and Principal Accounting Officer)
    David G. Gaw


          *                              Director                                          September 10, 1998
---------------------------------
    Alan J. Patricof


          *                              Director                                          September 10, 1998
---------------------------------
    Ivan G. Seidenberg


          *                              Director                                          September 10, 1998
---------------------------------
    Martin Turchin


          *                              Director                                          September 10, 1998
---------------------------------
    Alan B. Landis


By: /s/ David G. Gaw
---------------------------------
Name:   David G. Gaw
Title:  Chief Financial Officer



                                 EXHIBIT INDEX



Exhibit No.                           Description
-----------                           -----------
      4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

      4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).


      4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

      4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form s-11 (File No. 333-25279).


     *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.


      8.1      Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.


     23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1 hereto).

     24.1 Powers of Attorney (included on signature page of Registration Statement as filed).


     99.1 Registration Rights Agreement dated as of July 2, 1998 by and among the Company, SVI-II and Prudential (incorporated herein by reference to the Company's Current Report on Form 8-K dated July 2, 1998, filed with the Commission on July 17, 1998).


_______________________

*Previously filed.